Exhibit 99.1

Tilly’s, Inc. Announces Fiscal 2017 Fourth Quarter and Full Year Results
Year-Over-Year Operating Income Up 10% for 4th Quarter, Up 24% for Full Year
4th Quarter EPS of $0.23, Including Tax Reform Charge of $0.01, In Line with Outlook

Irvine, CA – March 12, 2018 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the fourth quarter and full year of fiscal 2017 ended February 3, 2018.

“Tillys delivered an improvement in year-over-year operating income of 10% for the fourth quarter and 24% for the 2017 fiscal year as a whole," commented Ed Thomas, President and Chief Executive Officer. "We aim to continue our operating momentum during fiscal 2018, and are off to a good start in the first quarter thus far."

Fourth Quarter Results Overview
The following comparisons refer to operating results for the fourth quarter of fiscal 2017 (14 weeks) versus the fourth quarter of fiscal 2016 (13 weeks) ended January 28, 2017:

•	Total net sales were $164.3 million, an increase of 2.6% from $160.2 million last year, despite ending the quarter with four fewer stores than a year ago (219 total stores vs. 223 last year).

•	Comparable store sales, which includes e-commerce sales, were flat. Comparable store sales increased 0.1% in the fourth quarter last year.

•
Gross profit was $51.4 million, an increase of 4.8% from $49.1 million last year. Gross margin, or gross profit as a percentage of net sales, increased to 31.3% from 30.6% last year. This 70 basis point increase in gross margin was attributable to a 90 basis point reduction in occupancy costs, partially offset by a 20 basis point decrease in product margins.

•
Selling, general and administrative expenses ("SG&A") were $40.0 million, or 24.3% of net sales, compared to $38.7 million, or 24.1% of net sales, last year. This 20 basis point increase was primarily attributable to increased store payroll as a result of minimum wage increases.

•
Operating income was $11.4 million, or 7.0% of net sales, an increase of 10.0% from $10.4 million, or 6.5% of net sales, last year. This 50 basis point increase in our operating margin was attributable to improved occupancy costs, as explained above.

•
Income tax expense was $5.2 million, or 43.5% of pre-tax income, compared to $4.2 million, or 40.2% of pre-tax income, last year. This year's income tax expense includes a net charge of $0.2 million due to the impact of the Tax Cuts and Jobs Act (the "Act") signed into law during December 2017.

•	Net income was $6.7 million, or $0.23 per diluted share, compared to $6.3 million, or $0.22 per diluted share, last year.

Fiscal 2017 Full Year Results Overview
The following comparisons refer to operating results for fiscal 2017 (53 weeks) versus fiscal 2016 (52 weeks) ended January 28, 2017:

•	Total net sales were $576.9 million, an increase of 1.4% from $569.0 million last year.

•	Comparable store sales, which includes e-commerce sales, increased 1.0%. Comparable store sales increased 0.5% in fiscal 2016.

•
Gross profit was $175.4 million, an increase of 4.1% from $168.5 million last year. Gross margin was 30.4% compared to 29.6% last year. This 80 basis point increase in gross margin was attributable to reductions in total buying, distribution and occupancy costs. Product margins were flat.

•
SG&A was $151.4 million compared to $149.1 million, or 26.2% of net sales in both years. SG&A includes legal provisions of $6.8 million this year compared to $2.4 million last year. After consideration of legal provisions, the remainder of SG&A decreased by $2.1 million for the year. Primary expense reductions were from marketing, non-cash store impairment charges, corporate payroll costs, and several other smaller expenses. Increases in store payroll and system implementation expenses partially offset these decreases.

•
Operating income was $24.0 million, or 4.2% of net sales, a 24.1% increase compared to $19.3 million, or 3.4% of net sales, last year. This 80 basis point improvement in operating income was primarily driven by increased comparable store sales and reductions in buying, distribution and occupancy costs.

•
Income tax expense was $10.5 million, or 41.7% of pre-tax income, compared to $8.3 million, or 42.2% of pre-tax income, last year. This year's income tax expense includes the previously noted $0.2 million impact of the Act.

•	Net income was $14.7 million, or $0.51 per diluted share, an increase of 28.8% from $11.4 million, or $0.40 per diluted share, last year.

Balance Sheet and Liquidity
As of February 3, 2018, the Company had $136.0 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $133.9 million of cash and marketable securities and no debt outstanding under its revolving credit facility as of January 28, 2017. In February 2018, the Company paid a special cash dividend to its stockholders of approximately $29.1 million in the aggregate. The Company also paid a special cash dividend to its stockholders of approximately $20.1 million in the aggregate during February 2017.

Fiscal 2018 First Quarter Outlook
Based on current and historical trends, the Company expects its first quarter comparable store sales to range from flat to a low single-digit percentage increase, operating results to range from a loss of approximately $0.5 million to income of approximately $1.0 million, and per share results to range from a loss of $(0.01) to income per diluted share of $0.03. This compares to a comparable store sales increase of 0.6%, an operating loss of $(0.2) million, and loss per share of $(0.01) for the first quarter of fiscal 2017. This outlook assumes an anticipated effective tax rate of approximately 27% and weighted average shares of approximately 29.5 million.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, March 12, 2018, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until March 26, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13676526. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 220 total stores, including one RSQ pop-up store, across 32 states and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	February 3, 2018	January 28, 2017
ASSETS
Current assets:
Cash and cash equivalents	$53,202	$78,994
Marketable securities	82,750	54,923
Receivables	4,352	3,989
Merchandise inventories	53,216	47,768
Prepaid expenses and other current assets	9,534	9,541
Total current assets	203,054	195,215
Property and equipment, net	83,321	89,219
Other assets	3,736	6,072
Total assets	$290,111	$290,506
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,615	$17,584
Accrued expenses	22,731	23,872
Deferred revenue	10,879	10,203
Accrued compensation and benefits	6,119	7,259
Dividends payable	29,067	—
Current portion of deferred rent	5,220	5,643
Current portion of capital lease obligation	—	835
Total current liabilities	95,631	65,396
Long-term portion of deferred rent	31,340	35,890
Other	2,715	—
Total liabilities	129,686	101,286
Stockholders’ equity:
Common stock (Class A), $0.001 par value; 100,000 shares authorized; 14,927 and 13,434 shares issued and outstanding, respectively	15	14
Common stock (Class B), $0.001 par value; 35,000 shares authorized; 14,188 and 15,329 shares issued and outstanding, respectively	14	15
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	143,984	138,102
Retained earnings	16,398	51,023
Accumulated other comprehensive income	14	66
Total stockholders’ equity	160,425	189,220
Total liabilities and stockholders’ equity	$290,111	$290,506

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net sales	$164,317	$160,215	$576,899	$568,952
Cost of goods sold (includes buying, distribution, and occupancy costs)	112,877	111,151	401,529	400,493
Gross profit	51,440	49,064	175,370	168,459
Selling, general and administrative expenses	39,999	38,667	151,384	149,129
Operating income	11,441	10,397	23,986	19,330
Other income, net	414	147	1,223	418
Income before income taxes	11,855	10,544	25,209	19,748
Income tax expense	5,156	4,240	10,509	8,338
Net income	$6,699	$6,304	$14,700	$11,410
Basic income per share of Class A and Class B common stock	$0.23	$0.22	$0.51	$0.40
Diluted income per share of Class A and Class B common stock	$0.23	$0.22	$0.51	$0.40
Weighted average basic shares outstanding	28,965	28,613	28,804	28,496
Weighted average diluted shares outstanding	29,471	28,927	29,074	28,529

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fiscal Ended
	February 3, 2018	January 28, 2017	January 30, 2016
Cash flows from operating activities
Net income	$14,700	$11,410	$7,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,389	23,266	22,808
Stock-based compensation expense	2,411	2,572	3,926
Impairment of assets	848	2,352	2,593
Loss on disposal of assets	192	16	304
Gain on sales and maturities of marketable securities	(782)	(251)	(100)
Deferred income taxes	2,933	(1,174)	1,554
Changes in operating assets and liabilities:
Receivables	(363)	1,395	(715)
Merchandise inventories	(5,448)	3,589	150
Prepaid expenses and other assets	(562)	(449)	(293)
Accounts payable	3,559	1,623	(6,993)
Accrued expenses	(2,732)	6,562	6,199
Accrued compensation and benefits	(1,140)	1,508	(160)
Deferred rent	(4,973)	(5,464)	(948)
Deferred revenue	676	1,554	1,079
Net cash provided by operating activities	32,708	48,509	36,945
Cash flows from investing activities
Purchase of property and equipment	(13,753)	(17,047)	(23,100)
Proceeds from sale of property and equipment	—	43	7
Purchases of marketable securities	(152,389)	(99,675)	(74,873)
Proceeds from marketable securities	125,264	95,021	60,000
Net cash used in investing activities	(40,878)	(21,658)	(37,966)
Cash flows from financing activities
Dividends paid	(20,080)	—	—
Proceeds from exercise of stock options	3,394	2,080	3,094
Payment of capital lease obligation	(835)	(858)	(807)
Taxes paid in lieu of shares issued for stock-based compensation	(101)	(99)	(35)
Net cash (used in) provided by financing activities	(17,622)	1,123	2,252
Change in cash and cash equivalents	(25,792)	27,974	1,231
Cash and cash equivalents, beginning of period	78,994	51,020	49,789
Cash and cash equivalents, end of period	$53,202	$78,994	$51,020

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2016 Q4	225	—	2	223	1,703
2017 Q1	223	—	1	222	1,697
2017 Q2	222	—	1	221	1,690
2017 Q3	221	—	1	220	1,681
2017 Q4	220	2	3	219	1,668

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com